UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2012

Mandalay Digital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-10039	22-2267658
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4751 Wilshire Boulevard, Third Floor Los Angeles, CA	90010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 601-2500

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Restructure of TAJA Convertible Note Financing

Effective March 1, 2012, Mandalay Digital Group, Inc. (the “Company”) entered into a Convertible Note Financing Binding Term Sheet (the “TAJA Term Sheet”) with TAJA, LLC (“TAJA”), pursuant to which the parties agreed to restructure certain terms of the convertible note financing consummated on December 29, 2011, which was described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 4, 2012 (the “8-K”). The TAJA Term Sheet includes, without limitation, the following terms:

•	That certain Second Amended and Restated Senior Subordinated Note Due June 21, 2015 held by TAJA was modified to provide that all outstanding principal and accrued and unpaid interest shall become accelerated and immediately due and payable upon consummation by the Company of one or more equity sales with aggregate net proceeds to the Company of at least $10,000,000.
•	On the earlier to occur of: (i) the date that definitive documents with respect to the transactions contemplated by the TAJA Term Sheet are executed and delivered and (ii) March 19, 2012, a portion of the Subordinated Convertible Promissory Note in the original principal amount of $3,000,000 (the “TAJA Note”) issued by the Company to TAJA, will automatically convert into such number of shares of common stock of the Company that would cause TAJA to beneficially own up to 4.9% of the outstanding shares of common stock of the Company at a conversion price of $0.70 per share.
•	On the last business day of each calendar month, a portion of the TAJA Note will automatically convert into such number of shares of common stock of the Company that would cause TAJA to beneficially own up to 4.9% of the outstanding shares of common stock of the Company.
•	The conversion/exercise price of the TAJA Note and the warrants issued to TAJA in connection with the purchase of the TAJA Note was changed to $0.70 per share, subject to adjustment. As a result of the change to the exercise price, the warrant gives TAJA the right to purchase up to 1,250,000 shares of common stock of the Company, subject to adjustment.
•	The maturity date of the TAJA Note was changed to the earlier of (i) the date on which all outstanding principal and accrued and unpaid interest under the TAJA Note has converted or is then convertible into shares of common stock of the Company and (ii) March 1, 2014 (the “TAJA Note Maturity Date”).
•	The registration rights previously granted to TAJA by the Company with respect to the TAJA Note and related warrants have been terminated.
•	TAJA has the right to participate in future financings undertaken by the Company for a two-year period following the TAJA Note Maturity Date on a pro rata basis in accordance with TAJA’s ownership interests in the Company on a fully-diluted basis.

Restructure of Adage Convertible Note Financing

Effective March 1, 2012, the Company entered into a Convertible Note Financing Binding Term Sheet (the “Adage Term Sheet”) with Adage Capital Partners, L.P. (“Adage”), pursuant to which the parties agreed to restructure certain terms of the convertible note financing consummated on December 29, 2011, which was described in the 8-K. The Adage Term Sheet includes, without limitation, the following terms:

•	The parties agreed that $7,037,333, representing the entire outstanding principal amount and all accrued and unpaid interest thereon under the Subordinated Convertible Promissory Note in the original principal amount of $7,000,000 issued by the Company to Adage (the “Adage Note”), will be converted into 10,053,333 shares of common stock of the Company effective as of March 1, 2012.
•	The exercise price of the warrant to purchase common stock of the Company issued to Adage in connection with the purchase and sale of the Adage Note was changed to $0.70 per share, subject to adjustment. As a result of the change to the exercise price, the warrant gives Adage the right to purchase up to 2,500,000 shares of common stock of the Company, subject to adjustment.
•	Adage has the right to participate in future financings undertaken by the Company at any time on or prior to March 1, 2014, on a pro rata basis in accordance with Adage’s ownership interests in the Company on a fully-diluted basis.

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Item 3.02	Unregistered Sales of Equity Securities.

In addition to the securities issued by the Company as described in Item 1.01 of this Form 8-K, which disclosures are incorporated herein by reference, effective March 1, 2012, the Company issued an aggregate of 2,857,143 shares of common stock and a warrant to purchase 714,285 shares of common stock, subject to adjustment, to an accredited investor for an aggregate purchase price of $2,000,000. The warrant has a five-year term and an exercise price of $0.70 per share, subject to adjustment. The securities were issued pursuant to the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, for transactions by an issuer not involving any public offering.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mandalay Digital Group, Inc.
Date: March 7, 2012	By:	/s/ David Mandell
David Mandell
Corporate Secretary

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